Exhibit 3.1

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF
HICKORY TECH CORPORATION

        I, the undersigned, as Senior Vice President, Chief Financial Officer and Secretary of Hickory Tech Corporation, a Minnesota corporation, do hereby certify that the following resolutions were adopted by the shareholders of the corporation at a meeting held on May 6, 2014, pursuant to Minnesota Statutes, Chapter 302A:

        RESOLVED, Article I of the Articles of Incorporation of this corporation shall be amended to read as follows:

ARTICLE I

The name of this corporation is Enventis Corporation.

        RESOLVED FURTHER, any officer of this corporation is authorized and directed to make and execute Articles of Amendment embracing the foregoing resolution and to cause such Articles of Amendment to be filed for record in the manner required by law.

        IN WITNESS WHEREOF, I have hereto set my hand this 6th day of May, 2014.

HICKORY TECH CORPORATION

By: /s/ David A. Christensen
David A. Christensen
Senior Vice President, Chief Financial Officer and Secretary